Exhibit 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentlemen thank you for standing by. Welcome to the AppliedMicro Circuits Fourth Quarter 2009 Earnings call. As a reminder, today’s conference is being recorded. Now for opening remarks and introduction, I would like to turn the conference over to Mr. Robert Gargus, Chief Financial Officer. Please go ahead sir.
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thank you. Good afternoon everyone and thank you for joining today’s conference call. On the call with me today is Kambiz Hooshmand, our President and CEO and Dr. Paramesh Gopi, currently our Chief Operating Officer. Before turning the call over to Kambiz, I want to remind you that forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.
There are numerous risk and uncertainties that affect our business and may affect these forward-looking statements including product demand and mix, product development and introductions, design wins, manufacturing, the impact of work force reductions and the integration of new or moved operations, risk relating to macro economic conditions and markets and other risk as set forth in our SEC filings including our Form 10-K for the year ended March 31, 2008.
I will also remind everyone that we should file our Form 10-K for the year ended March 31, 2009 within the next two weeks or so. Our actual results may differ materially from these forward-looking statements and AMCC assumes no obligation to update forward-looking statements made on this call.
We recently concluded the sale of our 3ware storage adapter business and for GAAP purposes, we have disclosed the results of this business as discontinued operations.
For the purposes of this call, we will talk to the results of operations on a consolidated basis as we believe that this makes it easier for investors to understand the results of the consolidated operations and makes it easier for comparative purposes as well as relating to the guidance we provided previously. Starting with the June quarter, we will discuss storage as a single line for discontinued operations.
I want to point out that AMCC has several analysts that cover the stock and this creates a wide range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the company.
With that, I am going to turn the call over to Kambiz? Kambiz.
Kambiz Hooshmand, Chief Executive Officer and President
Thanks Bob and good afternoon everyone. As we all know, this was a tough quarter across the entire industry, but we had anticipated this given the global credit crisis and the poor results from the December 2008 quarter.
During the March quarter, two important transformations were put in place at AppliedMicro. First, as we announced on April 6, we sold our 3ware group to LSI. Second, we executed a major restructuring plan that materially reduced our OpEx going forward. Let’s review each of these briefly.

First the sale of the 3ware storage group was driven by our intent to focus. AppliedMicro is a semiconductor company that possesses fundamental and differentiated IP for high speed signal processing, packet based communications processors and telco transport protocols. This IP enables us to be a key player in the datacenter, enterprise and telco applications. We need to focus on the OEMs and telcos that build and connect to datacenters.
In fact, approximately 20 key customers will drive the majority of our design wins and growth opportunities. The 3ware acquisition back in 2004 gave us a number one position in SATA-based RAID controller boards sold to the channel. This meant interfacing with hundreds and hundreds of smaller customers.
We have consistently maintained our number one position in SATA and with the introduction of SAS-based RAID controllers starting in the fall of 2007, we began gaining significant share in SAS as well. However, the customer base, the product requirements and the business dynamics have not converged with our semiconductor solutions. Hence, we made the decision to sell this business.
Second, we announced about the middle of February that we have cut our workforce by about approximately 17%. This is a significant OpEx reduction that is in part enabled by some fundamental changes to our business. Let me elaborate.
We have essentially completed our design refocus in communication processors from two fabs to a single fab. This prevents duplicate efforts in developing IP for different process nodes. We did a thorough analysis of the end market requirements and we are now appropriately staffed to deliver multiple SoCs each year.
These systems on a chip will be in advanced nodes within a single fab that are focused on packet processing and high speed connectivity. We are now fully staffed and appropriately sized to deliver on our vision going forward. We also right sized support functions and SG&A for both the new reality of the economy and the smaller size of AppliedMicro without storage.
As you can deduce, we now have even more profitability leverage built into our operating model as our revenues grow from these depressed levels.
Now, let’s turn our attention to order patterns during the March quarter. During the January call, I shared with you that orders essentially froze in November and began to recover some in December and the pattern improved in January.
During the March quarter, order patterns continued to improve. Specifically, book-to-bill was substantially above one — in fact close to 1.5 — although customers continued to be cautious and placed much of their orders out into the September and beyond quarters.
Next, I’ll add more color by end market segment. Telco products had a nice bounce back in bookings after three quarters of steep declines. Orders from China-related deployment remained strong.
In North America, Verizon’s FIOS deployments are relatively strong. It is a focus area for Verizon and subscriptions are doing fine.
The increased bandwidth demand in the core means more OTN based network deployments. Similarly, AT&T is focused on U-verse. This also leads to more OTN based network deployments as the core grows and there is an architectural shift to move OTN closer to the edge.
As a reminder, OTN stands for Optical Transport Networks. It is standard a protocol that is optimized for transporting Ethernet packets. This is the future of telco networks since the traffic continues to rapidly shift from legacy SONET/TDM voice to IP and Ethernet based multimedia.

A very significant development in this area is underway. Some key tier one telcos are in the RFP phase for the deployment of POTP, Packet Optical Transport Platform, both in the metro area and long haul networks. This means core switching will be based on advanced layer two protocols like MPLS or multi-protocol label switching and TiMPLS and will be fed by FEC enabled lambdas.
You will recall that FEC is forward correction mechanism in which we have a substantial lead over any of our competition. Our FEC is deployed within a large majority of OTN networks. The deployment of these packet-optical transport platforms will further accelerate the OTN ramp.
We have already secured key design wins with Fujitsu, Alcatel-Lucent, Tellabs and NokiaSiemens networks.
We introduced our first FEC OTN chip in 2005 called Rubicon. Rubicon began to ramp in 2007 and today Rubicon is deployed in multiple platforms and networks worldwide. Rubicon targets the network core.
In 2007, we introduced Pemaquid. Pemaquid targets the metro area and converged Ethernet platforms. Pemaquid has won over 20 designs with 18 of these on Tier-1 platforms. None of these platforms are in full production yet.
Cisco’s newly announced ASR 9000, a converged platform for transport and IP/Ethernet metro services, uses AppliedMicro’s Pemaquid.
This past quarter we secured multiple Pemaquid design wins on key platforms at Cisco, ZTE and Huawei.
Recently at OFC, we announced a third generation of our FEC/OTN devices called the Yahara Family. Yahara is a highly integrated device that has superior telco class phys, clock integration and unsurpassed line side/client side features. So far, Yahara has won many leading designs in multiple tier one accounts. I am pleased to state that we are not aware of a single significant design that we have lost to our competition and Yahara continues to win additional key designs and we are currently working on many more opportunities that we will close in the June and September quarters.
Our dominant position in the OTN market and deep knowledge of telco networks is facilitating deep partnerships with our customers where we closely developed the next generation of high-density feature-rich OTN networks.
Two days ago, Linley Group, a respected industry analyst issued a new report titled, “Communications Semiconductor Market Share 2008.” Joseph Byrne, a senior analyst with the Linley Group states, among the fastest growing product markets in 2008 were 10-Gigabit Ethernet NICs, switch fabrics, PON and OTN. He goes on to a state that AppliedMicro was among the five fastest growing companies in 2008.
In summary, as I have stated in prior calls, Telco networks are increasingly carrying IP and Ethernet based multimedia traffic. As a result, telco networks will increasingly deploy packet optical transport platforms based on OTN and FEC.
As the OTN ramp accelerates, we expect to be a significant beneficiary. I should also state that these devices carry substantially higher gross margins than the corporate average.
Turning our attention to telecom PHYs, over the past few years, we have significantly improved our relationships and design win penetration at key tier one accounts such as Fujitsu, Alcatel-Lucent and Huawei.

An example of our traction is evidenced by the large scale adoption of our 10-gig physical layer device at Huawei. This design win is beginning to ramp now and we expect it will add excellent incremental revenue to our fiscal year ‘10. Several other such design wins have not ramped yet.
Now let me provide more color on our progress in a SFP+ and 10-Gigabit Ethernet connectivity. In the March quarter, we secured numerous new design wins using our leadership SFP+ technology. The applications include a fiber channel over Ethernet (FCoE), switch cards and blade server cards.
So far, we have won over 60 SFP+ designs and fewer than 10 are in production. Most of these we expect to ramp in the second half of calendar 2009.
Bookings for this class of product also had a bounce though significant challenges remain due to the macro conditions.
In the processor area, we also saw a pick up in order patterns. Visibility improved throughout the quarter. 3G deployments continue especially in China and we have several embedded processor design wins that are benefiting from this trend. Most wireless carriers are experiencing significant traffic growth in smart devices such as the iPhone and mobile networks. We estimate that in 2008, wireless data traffic surpassed wireless voice traffic for the first time ever. This has very large implications in how wireless networks and the corresponding backhaul networks will be built. Again, packet-based communications processors as well as OTN will play a significant role.
We believe 3G deployments will continue strong despite the macro conditions throughout 2009 and well into 2010. We believe LTE or Long-Term Evolution which is the next generation of wireless infrastructure protocol will begin early in 2010, but will not become mainstream until 2011 and beyond.
Verizon has publicly announced its commitment to the early deployment of LTE. We have always viewed Verizon as one of the more progressive service providers in the world with a clear vision. We believe their LTE architecture will involve pushing OTN to the very edge of the network, again a significant benefit to us.
In the enterprise and datacenter, we continue to gain traction with our newest generation of PowerPC designs. We have won several ODM designs that feed major tier one GPON and VoIP switches and gateways.
Our relationships with the ODMs are improving and our design win rate in this important category is accelerating.
We also continue to make excellent progress on documents and image processing applications. AppliedMicro’s PowerPC has displaced our larger competitor in two key designs at two tier one printer companies and we are working on several additional designs that are expected to close in calendar 2009.
We continue to have excellent traction in enterprise wireless access points. We have won almost every new generation of wireless access points at Cisco. Power over Ethernet dictates extremely tight power budgets for these access links. Our highly integrated PowerPC SoCs provide the best power/performance characteristics for this market.
In the SMB and consumer market, we have been making excellent progress as we discussed in previous calls. We expect to have some major design wins in this area to announce next quarter.
There are advanced NAS devices intended for SMB and managed consumer applications. We are currently working on several designs in this space.

We are also turning our focus towards consumer networking devices that enable delivery of advanced Internet services. We are making excellent progress and will report more on this in future calls.
Packet-based communication processors for the telco market is a key focus area for us. This is where we can utilize our OTN penetration and deep telco knowledge to drive PowerPC design wins. We are making excellent progress in China specifically. This past quarter, as I mentioned before, we won key OTN designs at Huawei and ZTE.
We have used our relationships in these accounts to win important PowerPC sockets. In the March quarter, we won our first ever PowerPC design at ZTE for metro Ethernet platforms. This is a strategic design win for us that is expected to gradually ramp to several million dollars a year.
As we have shared with you before, we have invested heavily in the past three years to migrate our PPC business to a standard node in TSMC. This summer, we expect to have the world’s first high performance PowerPC core in a standard TSMC node. The lower costs and higher availability of standard IT blocks means we will increase the velocity of introducing new PowerPC SoCs.
Our first TSMC based, PowerPC SoC is scheduled to be available in the September quarter. This high performance dual core PowerPC has line rate 10 Gigabit Ethernet packet processing built in as well as advanced security processing. Our customers in document processing and networking have shown a very positive response to our high performance TSMC core strategy.
Now, let me elaborate more on our storage business. We will not be reporting storage numbers starting with the next quarterly call. Storage order patterns worsened during most of the March quarter. Given the economic uncertainty, distribution channel partners moved aggressively to reduce inventory levels.
At the end of the March quarter, channel inventory was down almost 50% versus the December quarter. As a reminder, we recognize revenues on a sell-in basis. So, this translated to a significant revenue drop for us.
We believe we maintained our market share leadership in the channel as measured by sell-out despite the challenging conditions.
As I mentioned before, Paramesh and I made a strategic decision to divest the 3ware storage business and focus on the datacenter, enterprise and telco. Effectively, this was in order to focus on semiconductor solutions and approximately 20 key accounts. As part of the transaction with LSI, we retained the patents.
We will also recognize additional PowerPC revenue for some time from the sale of our PowerPC — of our own PowerPC products that are used on the 3ware RAID controller cards.
I want to take a moment and thank to the entire 3ware management team and employees. This team has been a part of AppliedMicro since 2004. They have built a strong franchise and have consistently remained the number one RAID controller vendor in the channel through multiple transitions from PATA, to SATA 1.0, SATA 2.0 and SAS. They have a strong loyalty to customers and are consistently ranked very highly by their channel customers. I wish them well and hope that LSI provides them with broad career opportunities.
Moving our focus to OpEx, we came in $2 million above our guidance. I’m sure you will agree that we have always been very astute in managing our expenses, especially in meeting or beating our guidance. So let me explain our miss in more detail and clarify the specifics.
As I mentioned earlier in the call, we have invested heavily in transitioning our PowerPC technology to a standard more cost effective TSMC node. The new core and its capabilities are expected to be realized this summer. However, given the massive economic downturn and the possibility that these conditions will last some time, we took the conservative approach of writing off prepaid royalties for this TSMC core.
We were previously carrying these prepaid royalties in our balance sheet. The amount of this non-cash write-off is $3.4 million. Therefore, without this charge, we would have actually beaten our OpEx guidance by $1.4 million.
Regarding our OpEx, I continue to be pleased with how well we have positioned ourselves with significant leverage to the bottom line. AppliedMicro was operating at above $40 million of OpEx per quarter in fiscal year ‘06. As of six month ago, we positioned ourselves for growth while reducing the OpEx run rate to around $36 million per quarter.
Given the efficiencies associated with a single fab, the focus on our strategic direction and with the divestiture of the storage business, we have further reduced our OpEx run rate to around $28 to $29 million per quarter going forward. This is an annual savings of more than $30 million per year, and all of this has been accomplished while prudently focusing R&D on growth areas such as OTN, SFP+ and communications processors.
So again, I emphasize, look for significant leverage to the bottom line as we recover from the currently depressed revenue levels and grow.
Turning to inventories, on the last quarterly call in January, I highlighted that we would focus on reducing inventory levels. Essentially our inventory buildup in the December quarter was largely due to the severe downturn in telco class products. The magnitude of the telco correction really surprised us and since most of our telco products are complex devices with very long lead items — long lead times, we -could not turn the faucet off fast enough.
For the March quarter, on a consolidated basis, net inventory declined by $4.2 million from the prior quarter. We are focused on reducing our inventory even more in the June quarter and substantially improving our inventory turns. As Bob mentioned on the previous call, this will take a couple of quarters given the revenue numbers were also declining.
Now let me turn the call back to Bob. Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thanks Kambiz. Third quarter revenues on a consolidated basis including the storage business were $45.5 million, down $12.1 million or 21% compared to the prior quarter and down 36% from the same quarter a year ago.
Processor revenues were $25.5 million, transport revenues were $12.5 million and the storage revenues were $4.5 million and licensing revenues were $3 million.
Semiconductor revenues, namely process and transport,combined were $38 million and were down 15% on a sequential basis versus the December quarter. Sales to North America accounted for approximately 39% of total revenue. Sales to Europe contributed 19% and sales to Asia contributed 42%. One direct customer represented 10% or more to the March quarter revenues and this customer was Nokia.
The channel inventory for distributors was down over $4 million from last quarter and translates to slightly over 42 days based on the channel’s sellout numbers. Disti sell-in revenues for last quarter were approximately $22 million.

Turning to the P&L, our fourth quarter non-GAAP net loss was $11.8 million or $0.18 per share compared to the non-GAAP net income of $3.9 million or $0.06 per share for the prior quarter.
Our EBITDA for the quarter was a negative $12 million. The fourth quarter non-GAAP gross margin including licensing was 52.7%, this was about 5.5 points lower than our guidance going into the quarter. The low gross margin is the result of two factors.
One, we wrote of approximately $2 million of inventory related to our telco products. As Kambiz mentioned, we were surprised by the magnitude of the downturn in the telco space. Since we have a 12 month forecast policy relative to inventory, this quarter we wrote off almost $2 million of E&O, most of which was in the transport area. As you know, the sockets in transport are very long lived and we believe this inventory will be consumed, but given the macro environment, it could take more than four quarters. When we do consume this inventory, it will result in 100 % gross margin business. We also incurred a $0.5 million of onetime charges to convert some products to a new ceramic package because the old package was discontinued.
The $2.5 million of charges for the above items as measured against our revenues of $45.5 million for the March quarter accounts for 5.5 points of gross margin decline. Keep in mind that these are onetime items. These two items also fully account for the variance between our gross margin guidance during the January call versus the actual.
A mix of lower storage revenues, higher processor revenues and lower transport revenues were basically a wash.
Looking forward to the June quarter, we expect overall gross margins to return to approximately the 59 to 60% level. Non-GAAP operating expenses were $38 million compared to our guidance of $36 million. The variance of two million to the guidance is the result of writing off $3.4 million of prepaid royalties associated with our high performance TSMC core.
As Kambiz mentioned, given the micro environment, we are now projecting that we would not consume all the prepaid royalties within the three year forecast period.
Non-GAAP operating expenses in the December quarter were $32.9 million. The total increase of $5.1 million in the March quarter versus the December quarter falls into the following categories. One; prepaid royalties that I already mentioned $3.4 million, two; development cost for the high performance TSMC core, $2 million, this was already built into the January guidance; higher payroll taxes, $1.1 million, this was also built into our January OpEx guidance, four; the December quarter OpEx included a $1.5 million onetime reversal of accrued bonuses, this was not repeated in the March quarter, and number five; these total approximately $8 million which in turn were offset by about $2.9 million of savings from the February restructuring and lower commissions.
Our interest income was $1.9 million and excludes the impact of $0.2 million other than temporary impairment charge that we took on certain securities within our investment portfolio.
The share count for EPS purposes was 65.7 million shares. We’re expecting the June share account for EPS purposes to continue to be in the range of 65 to 66 million shares before any stock repurchase. No shares were repurchased last quarter.
I will mention here that our Board has reinstated the stock repurchase program and we will be begin to selectively buyback shares this quarter.
In terms of OpEx guidance for the June quarter, we are expecting expenses to be in the range of $28 million plus or minus $0.5 million. This is consistent with our goal for lowering our cash and profit breakeven points as well as the effect of the sale of the storage business.

Basically our EBITDA, non-GAAP profit and cash flow break even points, are all between $43 and $45 million of quarterly revenues.
Interest income is expected to be between $1.5 and $2 million, reflecting lower returns due to depressed market conditions and our marginally lower cash balances as well as cash management — excuse me, as well as a cash management strategy that is shorter in timeframe and focused on capital preservation but with lower interest rates.
Our tax rate continues to be projected at 3% for the next several quarters.
Turning to the balance sheet. Our cash and investments totaled $184 million at the end of the fourth quarter. Please note that this does not include the proceeds from the sale of the storage business.
Our cash investments are down approximately $3.9 million from the end of the third quarter. The decrease is primarily due to severance payments and the cash payments related to our TSMC high-performance core.
During the quarter, we used $1.1 million of cash from operations and we used approximately $0.5 million for capital expenditures. You can refer to our cash flow statement in the earnings release for more information.
Our working capital is approximately $205 million and we have no long-term debt.
DSO is at 35 days, up slightly from the 33 days that we had last quarter. We expect our DSO to range from 35 to 40 days going forward.
Net non-GAAP inventories were $34.6 million, down approximately $4.2 million from the prior quarter and inventory turns were 2.5 compared to 2.4 last quarter. We will continue to work our inventory levels to restore turns to the 3.5 or better level, but this will take a few quarters and is highly dependent on when the macro conditions return to normal.
Bottom-line as you should see — you should see continued improvement in the June quarter.
Capital depreciation for the quarter was $1.7 million.
Turning to GAAP, as you know, our non-GAAP financials exclude certain items required by GAAP, such as amortization or impairment of purchase intangibles and goodwill, items related to other than temporary impairment charges on our investment portfolio, stock-based compensation expense and restructuring charges.
The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net loss on a GAAP basis was $27.4 million versus a net loss of $274.5 million last quarter. The difference in our GAAP net loss of $27.4 and our non-GAAP net loss, including the storage operations of $11.8 million, is a delta of $15.6 million. This $15.6 million is primarily comprised of; one, $2.3 million of stock-based compensation; two, $5.6 million of amortization of purchased intangibles; and three, $7.7 million in restructuring charges.
Looking forward to the June quarter, we can expect certain non-GAAP charges such as the amortization of purchased intangibles and the stock-based compensation to continue. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release which can be found in the Investor Relations section of our website.
Please note that there is no reconciliation for forward-looking GAAP measures.
That concludes my remarks and now I’ll now turn the call over to Paramesh. Paramesh?

Dr. Paramesh Gopi, Senior Vice President and Chief Operating Officer
Thanks Bob and good afternoon everyone. Since this will be the first quarter — my first quarter as CEO, I would like to share with you at a high level my vision for AppliedMicro. Our target markets remain largely unchanged with tight focus on three important verticals and the addition of one new market.
The three focused verticals are; data centers, enterprises and telcos. Please note that we already have beachhead positions in key tier- one OEM platforms within these markets. The one new market is the SMB and Managed Consumer Area.
Addressing these four markets represents our move towards serving high growth pervasive cloud computing. We intend to serve these markets with two fundamental broad technology bases; one, energy conscious connectivity; and two, energy conscious computing.
These technologies have been core to our company for over half a decade. Having delineated our target markets, I thought it might be useful to give you a sense of the underlying product differentiation vectors that will drive our new product efforts and distinguish our company versus our competition.
Energy remains the most valuable commodity in the datacenter and telco space. According to our recent EPA study, datacenters in the United States consume around 2% of our country’s total energy. Furthermore, energy consumption is growing rapidly with a full year CAGR approaching 15%. The rough carbon footprint equivalent is on the order of 5.8 million homes today.
Base stations and RNCs and the WAN and the RAN networks are almost equivalent in their power consumption to datacenters. Together, they constitute roughly 3.5 to 4% of our nation’s total annualized energy consumption and have one of the highest growth rates of any fundamental resource.
What does this mean for us at AppliedMicro? First and foremost, low power transport and connectivity technologies will become critical both within the datacenter and in the telco. Second, embedded processors for packet and data processing and computing have to be extremely power efficient.
I like to refer to these new generation of components as land-held, because they have to approach power profiles that have been traditionally associated with handheld devices. Power and energy efficiency are going to be key differentiators in our upcoming products.
If we look back for a moment at the design win momentum last quarter, and the two quarters prior to it, we see that our penetration into the high volume enterprise wireless and document processing segments as well as datacenter switch platforms, have all been determined by the power efficiency of our gigahertz embedded processors.
To recap and summarize; we will drive sustainable, eco-conscious connectivity and embedded processing solutions into datacenters, telcos and the small and medium business. Our differentiation will include a full portfolio of green, land-held processors and connectivity components. Our investments into 40 and 28 nanometer CMOS nodes coupled with our world-class mixed-signal and system expertise for 10 and 100 gigabyte per second OTN networks puts us in a dominant position in the emerging SONET replacement market.
Our investments in 40 and 28 nanometer multi-core, low-power, multi-gigahertz processors, will drive growth in our key markets and establish us as a dominant player. While the macro climate remains uncertain, I am optimistic about our prospects because our customer base has been extremely responsive to our renewed investments and new technology introductions. This is evident in our design win traction.

The lawyers and accountants require me to remind everyone that a portion of design wins may never ramp or ramp later than anticipated. Also, some portion of design wins replace existing revenue. Therefore, these design wins are hard to translate into realizable or predictable growth. Nonetheless, I can comment that we had over 100 design wins last quarter that are expected to ramp to between $15 and $20 million of annual revenue within the next two years. It is this customer response and the adoption of our technology coupled with our projected roadmap, that has me truly excited. I firmly believe that AppliedMicro is well positioned for the next three to five year growth and the growth rates that my lawyers forbid me from discussing on this call.
So, let me now turn over the call to Kambiz. Kambiz?
Kambiz Hooshmand, Chief Executive Officer and President
Okay. Thanks Paramesh. Bob already provided you with guidance for the OpEx and gross margins for the June quarter. Our revenue guidance is still tempered by the difficult macro conditions and poor visibility. We expect revenues from continuing operations, meaning without storage for the June quarter to be up six to 11% sequentially.
The CEO transition from me to Paramesh is going extremely well and smoothly. During the March quarter, we had several investor conferences and tours to introduce Paramesh to our investment community. The feedback has been very positive. Given the smooth transition in place I will vacate my office and land — and hand the President and CEO role to Paramesh as soon as we file our Form 10-K. Currently we expect to file this around May 11.
This will be my last quarterly call. I do want to take this opportunity to thank you, the investors, the Board of Directors and the employees for giving me the opportunity to lead AppliedMicro for the past four years. It has been a great opportunity to learn from and work with great people. Together, we have transformed AppliedMicro and in this next phase under the strategic direction of Paramesh, I am confident there is tremendous success ahead.
So, good bye and best wishes. I’m sure our paths will cross again and now let me turn the call over to Bob.
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thank you, Kambiz and I will mention that we will be indeed miss you and we thank you for your numerous contributions.
That concludes our formal remarks. Operator, please provide instructions to our listeners for queuing process.

      QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] We’ll hear first from Dan Morris with Oppenheimer.
<Q — Daniel Morris>: Hi guys, thanks for taking my questions and good luck to you, Kambiz.
<A — Kambiz Hooshmand>: Thank you.
<Q — Daniel Morris>: First, first off, just wanted to ask you about your gross margin guidance there for 59 to 60%. With the 3ware sale, how does the long term target for the gross margins change?
<A — Robert Gargus>: So what we mentioned on the call, Dan, was we’re also moving to some managed consumer type devices. So I think that will have a little bit of a drag on our gross margins, but if I kind of net it all out, I think long term on the product side we should be around 58% and then with licensing, we should be around 60%. That’s kind of the ballpark number I would pick for now long term. But also remember, until the revenues come up, we will also have a little bit of a drag from absorption, meaning that we have more fixed overhead per dollar of revenue if you want, than we will have once the revenues get restored a little better.
<Q — Daniel Morris>: Okay. Great. And then just turning to the book-to-bill, it’s obviously very strong number 1.5, could you just a talk a little bit more? I think you mentioned that a lot of those orders may be are on out quarters though. Could you I guess help put that into context and maybe in terms of backlog for this quarter?
<A — Robert Gargus>: So we have approximately — a little over 77% in backlog starting this quarter and we already have a fairly substantial backlog for the September quarter and believe it or not, we have an unprecedented amount of backlog out in the December and March quarters right now. We seem to have gotten customers that placed a lot of orders out into those time periods, whereas historically we would have had almost nothing in those periods.
<Q — Daniel Morris>: Is there any explanations for why they’ve kind of changed their ordering pattern there?
<A — Robert Gargus>: Well we are enforcing, as the revenues have come down, we’ve begun enforcing the lead times with our customers. So as you can imagine as some of the numbers have come up a little bit, customers have come back and you know if they want it, we’ve been charging them expedite fees and that in order to get the products. I think they are finding that expensive, so they’re starting to place them. Also we mentioned that some of this is also this classical disti game because the distis will a lot of times if they start to see a rebound, they’ll place orders in the first two weeks of the following quarter because they know that you can probably accelerate it into the current quarter. So they kind of have a placeholder and if things pick up in the quarter, then they’ll the try take it if not, they’ll just take it next quarter.
<Q — Daniel Morris>: Okay. And then last one from me, just in terms of your outlook, could you maybe give a little color on how you expect the two segments to perform, processor versus transport?
<A — Robert Gargus>: I’ll just tell you transport will rebound much more strongly than processor.
<Q — Daniel Morris>: Okay. Great. Thank you.
<Q — Kambiz Hooshmand>: Yeah Dan, this is Kambiz. I’ll add, that I believe across the board, telco right is in better shape than classic enterprise and I think that’s true in my conversations with them. System vendors that are seeing the telco class products in better shape than enterprise now. As you know, telco is the first to turn south and we called that in July of 2008 and it’s first to see a bounce back. Not a complete recovery, but a bounce back.

Operator: We’ll take our next question from Christian Schwab with Craig-Hallum Capital Group.
<Q — Christian Schwab>: Just on the earnings, what is your estimated range on earnings? Did you give earnings guidance?
<A — Robert Gargus>: We didn’t give earnings guidance. We gave you all the line item details, so I think you can probably pretty well figure that out.
<Q — Christian Schwab>: All right, I got it. How much is left on the buyback?
<A — Robert Gargus>: So we have a $100 million buyback program authorized by the Board. As I mentioned, I’m not going to go do an accelerated stock buyback. We will be doing a selective buyback and we will be opportunistic.
<Q — Christian Schwab>: Fabulous. As you look at the outlying quarters and the significant book-to-bill, how should we be thinking about should those orders not be canceled or delayed? How should we think about revenue accelerating from here throughout the course of the year?
<A — Robert Gargus>: So given the macro conditions, I think right now everything is one quarter at a time, Christian. I like the fact that I have backlog, but anytime you have backlog and you’re dealing with big customers like Cisco and others like we had, I can’t guarantee that they won’t push them out or won’t cancel them. So I mean again I’d rather have the backlog than not have it and that makes me more optimistic. But in this macro climate, at least until I get a little more convinced that we are on a full recovery so to speak, I’m just taking it one quarter at a time.
<Q — Christian Schwab>: Great, that’s all I have. Kambiz, good luck.
<A — Kambiz Hooshmand>: Thank you.
Operator: [Operator Instructions]. We’ll hear next from with Chris Zepf, Kingdom Ridge Capital.
<Q — Christopher Zepf>: I have two questions. First, you mentioned inventory declined $4 million in the channel to I believe 42 days. What should we think of as a lean but more normal level of inventory?
<A — Robert Gargus>: Probably more like 56 days, about eight weeks.
<Q — Christopher Zepf>: Okay. And then secondly, how should we think if we look at the next several quarters as revenues ramp back to more normal levels, how much of the incremental gross margin dollars will fall to the bottom line?
<A — Robert Gargus>: It depends on the mix, but historically when we’ve had revenue growth, we’ve been able to put about $0.30 per dollar of revenue to the bottom line.
<Q — Christopher Zepf>: Okay, great. Thanks guys and good luck, Kambiz.
<A — Kambiz Hooshmand>: Thank you.
Operator: [Operator Instructions]. And we have no further questions at this time. We’ll turn the conference back over to our speakers.

Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 719-457-0820 and entering the reservation number 149-44-07. We will also file a copy of this script in an 8-K with the SEC in the next few days. Please feel to call feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.
Operator: Ladies and gentlemen, that does conclude today’s conference call. We’d like to thank you all for your participation.